Filed Pursuant to Rule 433
Registration No. 333-168984-02
May 9, 2011
NEVADA POWER COMPANY
D/B/A NV ENERGY
$250,000,000
5.45% General and Refunding Mortgage Notes,
Series Y, due 2041

Issuer:	Nevada Power Company d/b/a NV Energy
Issue:	5.45% General and Refunding Mortgage Notes, Series Y, due 2041
Ratings:*	Baa3/BBB/BBB (Moody’s/S&P/Fitch)
Offering Size:	$250,000,000
Coupon:	5.45%
Trade Date:	May 9, 2011
Settlement Date:	May 12, 2011 (T+3)
Stated Maturity:	May 15, 2041
Initial Public Offering Price:	99.970%
Yield to Maturity:	5.452%
Benchmark Treasury:	4.25% due November 15, 2040
Benchmark Treasury Yield:	4.302%
Spread to Benchmark Treasury:	+ 115 bps
Optional Redemption:	Callable at any time prior to November 15, 2040, in whole or in part, at a “make whole” premium of T+20 bps; and at any time on or after November 15, 2040, in whole or in part, at 100%, in each case, plus accrued and unpaid interest thereon to but excluding the date of redemption.
Interest Payment Dates:	May 15 and November 15 of each year, commencing on November 15, 2011
CUSIP Number:	641423 CA4
Bookrunners:	Barclays Capital Inc.
BNY Mellon Capital Markets, LLC
UBS Securities LLC

*	A security rating is not a recommendation to buy, sell or hold securities. Each rating is subject to revision or withdrawal at any time by the assigning rating organization. Each security rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be considered independently of all other ratings.
     The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which the communication relates. Before you invest, you should read the prospectus in that registration statement and the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 888-603-5847, BNY Mellon Capital Markets, LLC at 1-800-269-6864 or UBS Securities LLC toll-free at 877-827-6444, ext. 561 3884.